[LOGO]

April 21, 1999

PERSONAL & CONFIDENTIAL
-----------------------

Mr. Matthew J. Bergeron
President and Chief Operating Officer
Praegitzer Industries, Inc.
1270 SE Monmouth Cutoff
Dallas, OR  97338

Dear Matt:

       We are pleased to confirm the arrangements under which Adams, Harkness & Hill, Inc. ("AH&H") has today been engaged by Praegitzer Industries, Inc. (the "Company") to provide general financial advisory services in connection with the possible sale of the Company.

       During the term of its engagement, AH&H will provide financial advice and assistance in connection with this potential transaction, which may include searching for acceptable purchasers, advising and assisting the Company in evaluating the various structures and forms of any purchase, assisting in the evaluation of offers and assisting the Company in negotiating the financial aspects of the transaction.

       As consideration for AH&H's services, the Company agrees to pay AH&H a transaction fee (the "Transaction Fee") of (1.0% of the Transaction Value less $350,000 less any remaining Expense Credit) x 40.0% according to the terms set forth below. The mechanics of this calculation are illustrated below in Example Fee Calculation assuming a $200,000,000 Transaction Value:

                             EXAMPLE FEE CALCULATION
                             -----------------------

           CALCULATION ITEM                                   AMOUNT
          -----------------------------------------     ------------------
           1% of Transaction Value                          $2,000,000
               Less $350,000                                ($350,000)
               Less remaining Expense Credit                ($25,000)*
                                                           -----------
           Remainder after deductions                       $1,625,000
               Times 40.0%                                       40.0%
                                                           -----------
           AH&H Fee                                           $650,000
                                                           -----------
                                                           -----------

           * Example amount representing remaining Expense Credit

       As shown above, the $125,000 paid to McDonald Investments Inc. under its December 30, 1998 engagement shall be credited first, against all out-of-pocket expenses incurred in connection with the performance of duties under this agreement and second, against any Transaction Fees ("Expense Credit"). Expenses exceeding $125,000 in the aggregate shall not be reimbursed by the Company.

       For purposes of this agreement, the term "Transaction Value" means (i) the total amount of cash paid, directly or indirectly, for the assets, business, or capital stock of the Company; (ii) the fair market value of any assets, securities, or other property or rights transferred, directly or indirectly, in payment for the assets, business or stock of the Company (including, without limitation, payments to be made under non-competition or similar arrangements and any deferred or contingent payments), except that debt instruments

Praegitzer Industries, Inc.
April 21, 1999
Page 2 of 4

will be valued at the face amount thereof; (iii) the principal amount of any indebtedness for borrowed money appearing on the most recent balance sheet of the Company prior to the consummation of the transaction; and (iv) the aggregate amount of any dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid. If, in lieu of receiving all or any portion of the type of consideration payable to the other shareholders of the Company in connection with a transaction, any shareholder directly or indirectly retains an ownership interest in the Company or directly or indirectly acquires an ownership interest in the corporation or other entity surviving or resulting from the transaction, the Transaction Value shall be calculated by assuming that such shareholder had sold its entire ownership interest in the Company and received in exchange therefor an amount per share equal to that received by the Company or the other shareholders of the Company, as the case may be, in the transaction.

       For purposes of calculating the Transaction Fee, the fair market value of securities for which there is an established trading market will be the closing sale price of the securities on the trading day preceding the date of the closing of the transaction. The fair market value of any assets, securities, property, or rights (other than as provided above) will be mutually agreed by AH&H and the Company. If the parties cannot agree upon the fair market value of such assets, securities, property, or rights, they will choose a qualified appraiser of national standing to conclusively determine, at the Company's expense, such fair market value. Upon request, the Company will make available to AH&H any information available to it for purposes of calculating the amount of any component of the Transaction Value.

       The Transaction Fee will become payable by the Company upon consummation of (i) any merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions pursuant to which the Company is acquired by or combined with another person or entity or (ii) the acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions, of (a) all or a substantial portion of the assets or business of Company or (b) securities representing 35% or more of the total voting power of the Company in the election of Directors.

       In order to coordinate our efforts to effect a transaction satisfactory to the Company, the Company agrees that it and its directors and executive officers will promptly inform AH&H of any inquiry they may receive concerning the availability of all or a portion of the stock or assets of the Company for purchase. During the period of AH&H's engagement, neither the Company nor any of its directors or executive officers will initiate any discussions with respect to a sale of the Company without first consulting AH&H.

       In connection with engagements such as this, it is our policy to receive indemnification. The Company agrees to the provisions with respect to AH&H's indemnity and other matters set forth in EXHIBIT A, Indemnification Provisions, which is incorporated by reference into this letter.

       This agreement may be terminated with or without cause by AH&H or the Company at any time upon receipt of written notice by the other party to that effect. Upon termination of the agreement, neither party will have any liability or continuing obligation to the other, except that: (i) the provisions of EXHIBIT A to this agreement will survive any such termination; and (ii) if a sale of the Company is consummated within twelve months of the termination of AH&H's engagement or if a definitive agreement with respect to such a sale which is subsequently consummated is entered into during such period, the Company will remain obligated to pay AH&H the Transaction Fee in accordance with the terms of this agreement.

       The Company will provide AH&H with all information concerning the Company that AH&H reasonably deems appropriate in connection with its engagement and will provide AH&H with access to the Company's officers, directors, and advisors. All such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges that AH&H will be using and relying upon the accuracy and completeness of the information supplied by the Company and its officers in connection with its engagement without independent verification.

Praegitzer Industries, Inc.
April 21, 1999
Page 3 of 4

       As you know, AH&H is a full service securities firm and as such may from time to time effect transactions for its own account or the account of customers, and hold positions in securities or options on securities of companies which may be the subject of the engagement contemplated by this agreement.

       The Company represents that it is a sophisticated business enterprise that has retained AH&H for the limited purposes set forth in this agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this agreement. This agreement is solely for the benefit of AH&H, the Company and each of their respective officers, directors, employees and agents, and any person controlling them within the meaning of the Securities Act of 1933, as amended, and the respective legal representatives, successors and assigns of AH&H and the Company, and no other person shall acquire or have any right under or by virtue of this agreement.

       No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to AH&H.

       This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to principles of conflicts of laws. Furthermore, this letter supersedes any prior agreements between AH&H and the Company.

       If this letter accurately sets forth the understanding between us, please sign the enclosed copy of this letter below and return it to AH&H, at which time this letter will become a mutually binding obligation.


                                            Very truly yours,

                                            ADAMS, HARKNESS & HILL, INC.

                                              /s/ Theodore L. Stebbins
                                            ----------------------------------
                                            Theodore L. Stebbins
                                            Managing Director



Agreed to as of the above date:




/s/ Matthew J. Bergeron
------------------------------------------
Mr. Matthew J. Bergeron
President and Chief Operating Officer
Praegitzer Industries, Inc.

Praegitzer Industries, Inc.
April 21, 1999
Page 4 of 4


                                   EXHIBIT A
                           Indemnification Provisions

       In the event that Adams, Harkness & Hill, Inc. ("AH&H") becomes involved in any capacity, other than as a plaintiff, in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with any matter related to the assignment described in this letter, the Company periodically will reimburse AH&H for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith; PROVIDED, HOWEVER, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of AH&H has resulted from the gross negligence or bad faith of AH&H in performing the services which are the subject of this letter, AH&H shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of AH&H which is the subject of such funding. The
Company also will indemnify and hold AH&H harmless against any losses, claims, damages or liabilities to any such person in connection with any matter related to the assignment described in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of AH&H in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to AH&H or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by AH&H as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and AH&H on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and AH&H with respect to such loss, claim, damage or liability and any other relevant equitable considerations; PROVIDED, HOWEVER, that in no event shall AH&H be required to contribute any amounts in excess of the fees received by it hereunder. The Company shall be liable for any settlement of any claim against AH&H made with the Company's written consent, which consent shall not unreasonably be withheld, and the Company shall not, without the prior written consent of AH&H, settle or compromise any claim or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to AH&H of any unconditional release from any and all liability in respect of such claim. AH&H shall have the right to retain counsel of its own choice to represent it in connection with any matter as to which the indemnity, expense reimbursement and contribution provisions apply. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of AH&H and the directors, agents, employees and controlling persons (if any), as the case may be, of AH&H or any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, AH&H, any such affiliate and any such person. The indemnity obligations of the Company hereunder shall not extend to any affiliate of AH&H or to the directors, agents, employees, or controlling persons (if any), as the case may be, of AH&H or any such affiliate to the extent that any loss, claim, damage or liability results from the gross negligence or bad faith of AH&H or any such other person in performing the services which are the subject of the letter. The Company also agrees that neither AH&H nor any of such affiliates, directors, agents, employees or controlling persons shall have any liability to the Company and its stockholders for or in connection with any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of AH&H in performing the services that are the subject of this letter. The provisions of this EXHIBIT A shall survive any termination or completion of the engagement provided by this letter agreement and this letter agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to principles of conflicts of laws.